Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real San Diego, CA 92130-4092 858.720.8900 main 858.509.3691 fax www.sheppardmullin.com

January 30, 2026

VIA ELECTRONIC MAIL

SharonAI Holdings Inc.

745 Fifth Avenue, Suite 500,

New York, NY 10151

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to SharonAI Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1 (File No. 333-292398) (the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Prospectus”), relating to the proposed issuance and sale by the Company of (i) a public offering of up to $143,750,000 million maximum aggregate amount of securities of the Company comprised of shares (the “Shares”) of Class A ordinary common stock par value $0.0001 per share (the “Common Stock”), including securities to be issued pursuant to the exercise of the overallotment option of the underwriters; (ii) warrants with an aggregate value of $7,187,500 to be issued to the representative of the underwriters to purchase shares of Common Stock, including if the overallotment option of the underwriter is exercised (the “Representative Warrants”); and (iii) the shares of Common Stock issuable on exercise of the Representative Warrants. The Representative Warrant is exercisable for one share of Common Stock. The Shares, and Representative Warrants are to be issued and sold by the Company to the representative, pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the representative of the several underwriters named therein and in the Prospectus. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

a. the Registration Statement, all exhibits thereto and the Prospectus;

b. the Amended and Restated Certificate of Incorporation of the Company, as presently in effect (the “Charter”);

c. the Company’s Amended and Restated Bylaws of the Company, as presently in effect (the “Bylaws”);

d. the form of Underwriting Agreement;

e. the form of Representative Warrant; and

f. such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

Sheppard, Mullin, Richter & Hampton LLP 12275 El Camino Real San Diego, CA 92130-4092 858.720.8900 main 858.509.3691 fax www.sheppardmullin.com

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

It is understood that this opinion is to be used only in connection with the offer and sale of the securities being registered while the Registration Statement is effective under the Securities Act.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that: (i) the Shares when issued and sold as contemplated in the Registration Statement and the related Prospectus, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) the Representative Warrants are the binding and enforceable obligations of the Company, and (iii) the shares of Common Stock to be issued upon exercise of Representative Warrants, when issued in accordance with the terms of their governing instruments and upon payment therefore, will be validly issued, fully paid and non-assessable.

Our opinion set forth the paragraph above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issue of any of the shares of Common Stock, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation.

The opinion which we render herein is limited to those matters governed by the General Corporation Law of the State of Delaware (the “DGCL”), the State of New York and we express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the securities referenced herein or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the securities issued pursuant to the Underwriting Agreement, as applicable, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP